Exhibit 99.1

M/I Homes Reports
2025 Third Quarter Results

Columbus, Ohio (October 22, 2025) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and nine months ended September 30, 2025.

2025 Third Quarter Highlights:
•Homes delivered increased 1% to 2,296, a third quarter record
•Revenue declined 1% to $1.1 billion
•Pre-tax income of $140 million, 12% of revenue, down 26%; includes inventory charges of $7.6 million
•Net income of $106.5 million ($3.92 per diluted share) versus $145 million ($5.10 per diluted share)
•New contracts were 1,908, compared to 2,023 in last year’s third quarter, a 6% decrease
•Shareholders’ equity reached a record $3.1 billion, an 11% increase from a year ago, with book value per share increasing to a record high of $120
•Repurchased $50 million of common stock
•Received upgrade from Moody’s to Ba1
•Extended our bank credit facility to 2030, and increased our borrowing capacity to $900 million

The Company reported pre-tax income of $139.8 million and net income of $106.5 million ($3.92 per diluted share). Our current quarter results include a pre-tax inventory charge of $7.6 million. This compares to pre-tax income of $188.7 million and net income of $145.4 million, or $5.10 per diluted share, for the third quarter of 2024, both were third quarter records. For the nine months ended September 30, 2025, pre-tax income was $446.0 million and net income was $339.0 million, or $12.32 per diluted share, compared to $563.1 million and $430.3 million, or $14.99 per diluted share, for the same period of 2024, respectively.

Homes delivered in 2025's third quarter increased 1% to a third quarter record of 2,296 homes. This compares to 2,271 homes delivered in 2024’s third quarter. Homes delivered for the nine months ended September 30, 2025 were 6,620 compared to 2024’s deliveries of 6,653. New contracts were 1,908 for the third quarter of 2025 compared to 2,023 in last year’s third quarter. For the first nine months of 2025, new contracts were 6,278 compared to 6,825 in 2024. Homes in backlog at September 30, 2025 had a total sales value of $1.21 billion, a 30% decrease from a year ago. Backlog units at September 30, 2025 decreased 31% to 2,189 homes, with a record average sales price of $553,000. At September 30, 2024, backlog sales value was $1.73 billion, with backlog units of 3,174 and an average sales price of $544,000. M/I Homes had 233 communities at September 30, 2025 compared to 217 communities at September 30, 2024. The Company's cancellation rate was 12% in the third quarter of 2025 compared to 10% in the third quarter of 2024.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “Despite the continued challenging housing market conditions and uneven demand environment, we had a solid quarter. We produced $140 million of pre-tax income representing 12% of revenue and delivered a third quarter record 2,296 homes. This resulted in a strong return on equity of 16%.”

Mr. Schottenstein added, “While market conditions remain volatile, we are confident in the long-term fundamentals of the housing industry. Our financial position is excellent, highlighted by Moody’s upgrade of our credit rating and the extension of our unsecured credit facility to 2030, with an increased borrowing capacity from $650 million to

$900 million. We ended the quarter with zero borrowings under this facility, a homebuilding debt-to-capital ratio of 18%, and a net debt-to-capital ratio of negative 1%. With our strong balance sheet, diverse product offerings, and well-located communities, we are well positioned as we enter the fourth quarter of 2025.”

The Company will broadcast live its earnings conference call today at 10:30 A.M. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through October 2026.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations including changes in trade policy affecting business such as new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
New contracts	1,908	2,023	6,278	6,825
Average community count	234	214	228	215
Cancellation rate	12%	10%	12%	9%
Backlog units	2,189	3,174	2,189	3,174
Backlog sales value	$1,210,790	$1,725,423	$1,210,790	$1,725,423
Homes delivered	2,296	2,271	6,620	6,653
Average home closing price	$477	$489	$477	$481

Homebuilding revenue:
Housing revenue	$1,095,418	$1,111,389	$3,159,924	$3,199,946
Land revenue	1,724	1,550	12,933	11,753
Total homebuilding revenue	$1,097,142	$1,112,939	$3,172,857	$3,211,699

Financial services revenue	34,649	29,970	97,619	87,694
Total revenue	$1,131,791	$1,142,909	$3,270,476	$3,299,393

Cost of sales - operations	854,122	833,468	2,453,405	2,397,329
Cost of sales - impairment	7,583	—	7,583	—
Gross margin	$270,086	$309,441	$809,488	$902,064
General and administrative expense	70,766	68,285	197,086	188,363
Selling expense	64,049	59,163	180,490	171,598
Operating income	$135,271	$181,993	$431,912	$542,103
Interest income, net of interest expense	(4,548)	(6,680)	(14,122)	(20,948)
Income before income taxes	$139,819	$188,673	$446,034	$563,051
Provision for income taxes	33,329	43,224	107,064	132,795
Net income	$106,490	$145,449	$338,970	$430,256

Earnings per share:
Basic	$4.01	$5.26	$12.60	$15.45
Diluted	$3.92	$5.10	$12.32	$14.99

Weighted average shares outstanding:
Basic	26,544	27,644	26,895	27,857
Diluted	27,188	28,534	27,513	28,703

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	September 30,
	2025	2024
Assets:
Total cash, cash equivalents and restricted cash (1)	$734,174	$719,920
Mortgage loans held for sale	239,585	242,812
Inventory:
Lots, land and land development	1,743,476	1,558,300
Land held for sale	9,231	3,859
Homes under construction	1,457,843	1,401,260
Other inventory	202,280	169,275
Total Inventory	$3,412,830	$3,132,694

Property and equipment - net	32,668	34,714
Investments in joint venture arrangements	81,514	63,095
Operating lease right-of-use assets	50,322	55,259
Goodwill	16,400	16,400
Deferred income tax asset	13,451	15,313
Other assets	188,600	179,650
Total Assets	$4,769,544	$4,459,857

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	$398,233	$397,459
Senior notes due 2030 - net	297,747	297,243
Total Debt - Homebuilding Operations	$695,980	$694,702

Notes payable bank - financial services operations	231,979	235,441
Total Debt	$927,959	$930,143

Accounts payable	257,981	256,708
Operating lease liabilities	51,968	56,667
Other liabilities	382,187	370,983
Total Liabilities	$1,620,095	$1,614,501

Shareholders’ Equity	3,149,449	2,845,356
Total Liabilities and Shareholders’ Equity	$4,769,544	$4,459,857

Book value per common share	$120.44	$104.59
Homebuilding debt to capital ratio (2)	18%	20%
(1)Includes $0.1 million of restricted cash and cash held in escrow for quarter ended September 30, 2025.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Cash provided by (used in) operating activities	$43,414	$(67,942)	$146,056	$75,341
Cash used in investing activities	$(15,452)	$(17,496)	$(30,698)	$(45,037)
Cash used in financing activities	$(94,186)	$(32,100)	$(202,754)	$(43,188)

Land/lot purchases	$115,372	$138,711	$363,106	$365,553
Land development spending	$181,320	$180,753	$421,927	$444,659
Land sale revenue	$1,724	$1,550	$12,933	$11,753
Land sale gross profit	$163	$72	$4,151	$3,318

Financial services pre-tax income	$16,598	$12,936	$47,180	$39,648

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income	$106,490	$145,449	$338,970	$430,256
Add:
Provision for income taxes	33,329	43,224	107,064	132,795
Interest income - net	(8,118)	(10,089)	(23,885)	(30,542)
Interest amortized to cost of sales	7,651	7,632	22,779	23,872
Depreciation and amortization	5,116	4,816	14,797	13,890
Non-cash charges	12,108	6,750	20,224	14,099
Adjusted EBITDA	$156,576	$197,782	$479,949	$584,370

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2025	2024	Change	2025	2024	Change
Northern	742	890	(17)%	2,680	3,054	(12)%
Southern	1,166	1,133	3%	3,598	3,771	(5)%
Total	1,908	2,023	(6)%	6,278	6,825	(8)%

	HOMES DELIVERED
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2025	2024	Change	2025	2024	Change
Northern	942	1,015	(7)%	2,735	2,809	(3)%
Southern	1,354	1,256	8%	3,885	3,844	1%
Total	2,296	2,271	1%	6,620	6,653	—%

	BACKLOG
	September 30, 2025			September 30, 2024
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,081	$609	$563,000	1,493	$803	$538,000
Southern	1,108	$602	$544,000	1,681	$923	$549,000
Total	2,189	$1,211	$553,000	3,174	$1,726	$544,000

	LAND POSITION SUMMARY
	September 30, 2025			September 30, 2024
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,140	10,843	17,983	6,528	10,885	17,413
Southern	17,268	15,374	32,642	17,114	17,678	34,792
Total	24,408	26,217	50,625	23,642	28,563	52,205